UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 19, 2016

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

151 S. El Camino Drive Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER ITEMS
The discussion below relates to an issuance of debt securities by Kennedy Wilson Europe Real Estate plc (“KWE”). Kennedy-Wilson Holdings, Inc. (the “Company”) currently owns approximately 21.75% of the total issued share capital of KWE, and a wholly owned subsidiary of the Company incorporated in Jersey also serves as KWE’s external manager pursuant to an investment management agreement. KWE’s financial position and results of operations are consolidated in the Company’s consolidated financial statements. The debt securities described below are obligations of KWE, and not of the Company.

On September 19, 2016, KWE completed an offering of £200 million aggregate principal amount of fixed rate bonds due 2022 (the “New Bonds”), which were issued by way of a tap of the £300 million 3.95% Bonds due 2022 issued by KWE on June 30, 2015 (the “Initial Bonds,” and together with the New Bonds, the “Bonds”). The New Bonds were issued pursuant to a Supplemental Trust Deed (the “Trust Deed”), dated as of September 19, 2016, between KWE and Deutsche Trustee Company Limited, as trustee, and at a yield of 3.572%.

The New Bonds were offered and sold in offshore transactions outside the United States. Other than (i) the aggregate principal amount; (ii) the issue price; and (iii) the yield of the New Bonds, the New Bonds have substantially identical terms as the Initial Bonds. The New Bonds will be consolidated and form a single series with the Initial Bonds. The New Bonds are KWE’s senior, unsecured obligations and rank equally in right of payment with all of KWE’s existing and future unsecured and unsubordinated obligations.

The Bonds have an annual fixed coupon of 3.95%. Interest on the Bonds is payable annually in arrears on June 30 of each year. The Bonds will mature on June 30, 2022.

In addition, KWE may, at any time, redeem all or some of the Bonds for cash at their principal amount plus, if applicable, a “make-whole” premium set forth in the terms and conditions of the Bonds, together with accrued and unpaid interest to, but excluding, the redemption date. However, the redemption price will not include a “make-whole” premium if the redemption date is on or after March 30, 2022.

Upon the occurrence of a customary “put event” linked to certain change of control events, holders of the Bonds will have the right to require KWE to repurchase their Bonds at a cash price equal to their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Bonds include customary agreements and covenants by KWE, including covenants limiting the incurrence of indebtedness, imposing a minimum interest coverage ratio of 1.50 to 1 and requiring KWE to maintain a specified level of total unencumbered assets.

Certain events are considered events of default under the terms and conditions of the Bonds and the Trust Deed, which may result in the accelerated maturity of the Bonds, including the following events:

•	the failure to pay principal of or any interest on any of the Bonds when due, where such failure continues for a specified cure period;

•	KWE fails to perform or comply with any of its other obligations in the Bonds or the Trust Deed, subject in some cases to a specified cure period;

•	certain failures to pay, defaults or events of default by KWE or its material subsidiaries under their respective present or future indebtedness;

•	the occurrence of certain enforcement proceedings or the enforcement of security interests with respect to KWE or its material subsidiaries, subject to specified cure periods; and

•	the occurrence of certain insolvency-related events.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2016	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer